FOR IMMEDIATE RELEASE

Contact: Eric M. Slomer, FHLBank Pittsburgh, 412-288-7694, eric.slomer@fhlb-pgh.com

FHLBank Pittsburgh Announces Results in 2026 Board Election

PITTSBURGH, Nov. 10, 2026 – The Federal Home Loan Bank of Pittsburgh (FHLBank) today announced the results of its 2026 Board of Directors election.

Pennsylvania members reelected Jeane Vidoni, president and CEO, Penn Community Bank, to serve as a Pennsylvania member director. Delaware members elected Thomas Hendry, senior vice president and treasurer, New York Life Insurance and Annuity Corporation, to serve as a Delaware member director. For the open West Virginia seat, there was only one nominee, therefore, per applicable regulations, Nathaniel Bonnell, president and CEO, Citizens Bank of West Virginia, was declared elected as a West Virginia member director.

Pennsylvania, Delaware and West Virginia members elected Barbara Adams, director, FS KKR Capital Corp., as a Public Interest Independent Director. Ms. Adams previously served as the Executive Vice President – Legal Affairs and General Counsel of the Philadelphia Housing Authority and was General Counsel of the Commonwealth of Pennsylvania.

Each elected director is eligible to serve a four-year term beginning on Jan. 1, 2027.

Other FHLBank Board of Directors Serving in 2027

In addition to the newly elected and reelected directors above, FHLBank’s 2027 Board includes the following directors: Charles Crawford, Romulo L. Diaz, Jr., James V. Dionise, Angel Helm, Louise M. Herrle, Sheryl Jordan, Joseph Major, Brendan J. McGill, Thomas Murphy, and Dr. Howard B. Slaughter, Jr. For more information about FHLBank’s Board, visit https://www.fhlb-pgh.com/leadership/board-of-directors.

About FHLBank Pittsburgh

FHLBank Pittsburgh provides reliable funding and liquidity to its member financial institutions, which include commercial and savings banks, community development financial institutions, credit unions and insurance companies in Delaware, Pennsylvania and West Virginia. FHLBank products and resources help support community lending, housing and economic development. As one of 11 Federal Home Loan Banks established by Congress, FHLBank has been an integral and reliable part of the financial system since 1932. Learn more by visiting www.fhlb-pgh.com.

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